EXHIBIT 99.1
[LOGO of RP FINANCIAL, L.C.]



                                            June 23, 2005



Mr. Stephen M. Oksas
President and Chief Executive Officer
Mutual Federal Savings & Loan Association of Chicago
2212 W. Cermak Road
Chicago, Illinois  60608-3999

Dear Mr. Oksas:

         This letter sets forth the agreement between Mutual Federal Savings & Loan Association of Chicago, Illinois (the "Bank"), and RP(R) Financial, LC. ("RP Financial") for the independent appraisal services in connection with the "Minority Stock Issuance" by a to-be-formed mid-tier stock holding company that will be a subsidiary of existing mutual holding company Mutual Federal Bancorp, MHC (the "MHC"). The specific appraisal services to be rendered by RP Financial are described below.


DESCRIPTION OF CONVERSION APPRAISAL SERVICES
--------------------------------------------

         Prior to preparing the valuation report, RP Financial will conduct a financial due diligence, including on-site interviews of senior management and reviews of financial and other documents and records, to gain insight into the Bank's operations, financial condition, profitability, market area, risks and various internal and external factors which impact the pro forma value of the Bank. RP Financial will prepare a written detailed valuation report of the Bank that will be fully consistent with applicable regulatory guidelines and standard pro forma valuation practices. In this regard, the applicable regulatory guidelines are those set forth in the Office of Thrift Supervision's ("OTS") October 21, 1994 "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization," which have been endorsed by the Federal Deposit Insurance Corporation ("FDIC") and various state banking agencies.

         The appraisal report will include an in-depth analysis of the Bank's financial condition and operating results, as well as an assessment of the Bank's interest rate risk, credit risk and liquidity risk. The appraisal report will describe the Bank's business strategies, market area, prospects for the future and the intended use of proceeds both in the short term and over the longer term. A peer group analysis relative to publicly-traded savings institutions will be conducted for the purpose of determining appropriate valuation adjustments relative to the group.




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WASHINGTON HEADQUARTERS
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA 22209                               Toll-Free No.:  (866) 723-0594
www.rpfinancial.com                         E-Mail: wpommerening@rpfinancial.com

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Mr. Stephen M. Oksas
June 23, 2005
Page 2


         We will review pertinent sections of the applications and offering documents to obtain necessary data and information for the appraisal, including the impact of key deal elements on the appraised value, such as dividend policy, use of proceeds and reinvestment rate, tax rate, conversion expenses, and characteristics of stock plans. The appraisal report will conclude with a midpoint pro forma market value that will establish the range of value, and reflect the Minority Stock Issuance size and offering price per share determined by the Bank's Board of Directors. The appraisal report may be periodically updated prior to the commencement of the Minority Stock Issuance and the appraisal is required to be updated just prior to the closing of the Minority Stock Issuance.

         RP Financial agrees to deliver the valuation appraisal and subsequent updates, in writing, to the Bank at the above address in conjunction with the filing of the regulatory application. Subsequent updates will be filed promptly as certain events occur which would warrant the preparation and filing of such valuation updates. Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and respond to the regulatory comments, if any, regarding the valuation appraisal and subsequent updates.


FEE STRUCTURE AND PAYMENT SCHEDULE
----------------------------------

         The Bank agrees to pay RP Financial a fixed fee of $30,000 for preparation and delivery of the original appraisal report and $2,500 on delivery of each update to the valuation, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

         o $5,000 upon execution of the letter of agreement engaging RP Financial's appraisal services;

         o $25,000 upon delivery of the completed original appraisal report; and

         o $2,500 upon delivery of each completed updated appraisal report.

         The Bank will reimburse RP Financial for out-of-pocket expenses incurred in preparation of the valuation. Such out-of-pocket expenses will likely include travel, printing, telephone, facsimile, shipping, computer and data services. RP Financial will agree to limit reimbursable expenses to $5,000 in connection with this appraisal engagement, subject to written authorization from the Bank to exceed such level.

         In the event the Bank shall, for any reason, discontinue the proposed Minority Stock Issuance prior to delivery of the completed documents set forth above and payment of the respective progress payment fees, the Bank agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after giving full credit to the initial retainer fee. RP Financial's standard billing rates range from $75 per hour for research associates to $300 per hour for managing directors.

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Mr. Stephen M. Oksas
June 23, 2005
Page 3


         If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by the Bank and RP Financial. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to appraisals, major changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of conversion applications by the regulators such that completion of the transaction requires the preparation by RP Financial of a new appraisal or financial projections.


REPRESENTATIONS AND WARRANTIES
------------------------------

         The Bank and RP Financial agree to the following:

         1. The Bank agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include: annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by the Bank to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if the Reorganization and Minority Stock Issuance are not consummated or the services of RP Financial are terminated hereunder, RP Financial shall upon request promptly return to the Bank the original and any copies of such information.

         2. The Bank hereby represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Bank's knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

         3. (a) The Bank agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as "RP Financial"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Bank to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by the Bank to RP Financial; or (iii) any action or omission to act by the Bank, or the Bank's respective officers, Directors, employees or agents which action or omission is willful or negligent. The Bank will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial

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Mr. Stephen M. Oksas
June 23, 2005
Page 4


was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Any time devoted by employees of RP Financial to situations for which indemnification is provided hereunder, shall be an indemnifiable cost payable by the Bank at the normal hourly professional rate chargeable by such employee.

                (b) RP Financial shall give written notice to the Bank of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which RP Financial intends to base a claim for indemnification hereunder. In the event the Bank elects, within ten business days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, RP Financial will be entitled to be paid any amounts payable by the Bank hereunder within five days after the final determination of such contest either by written acknowledgement of the Bank or a final judgment (including all appeals therefrom) of a court of competent jurisdiction. If the Bank does not so elect, RP Financial shall be paid promptly and in any event within thirty days after receipt by the Bank of the notice of the claim.

                (c) The Bank shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Bank: (1) a written statement of RP Financial's good faith belief that it is entitled to indemnification hereunder; and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification. The Bank may assume the defense of any claim (as to which notice is given in accordance with 3(b)) with counsel reasonably satisfactory to RP Financial, and after notice from the Bank to RP Financial of its election to assume the defense thereof, the Bank will not be liable to RP Financial for any legal or other expenses subsequently incurred by RP Financial (other than reasonable costs of investigation and assistance in discovery and document production matters). Notwithstanding the foregoing, RP Financial shall have the right to employ their own counsel in any action or proceeding if RP Financial shall have concluded that a conflict of interest exists between the Bank and RP Financial which would materially impact the effective representation of RP Financial. In the event that RP Financial concludes that a conflict of interest exists, RP Financial shall have the right to select counsel reasonably satisfactory to the Bank which will represent RP Financial in any such action or proceeding and the Bank shall reimburse RP Financial for the reasonable legal fees and expenses of such counsel and other expenses reasonably incurred by RP Financial. In no event shall the Bank be liable for the fees and expenses of more than one counsel, separate from its own counsel, for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same allegations or circumstances. The Bank will not be liable under the foregoing indemnification provision in respect of any compromise or settlement of any action or proceeding made without its consent, which consent shall not be unreasonably withheld.

                (d) In the event the Bank does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

         It is understood that, in connection with RP Financial's above-mentioned engagement, RP Financial may also be engaged to act for the Bank in one or more additional capacities, and that

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Mr. Stephen M. Oksas
June 23, 2005
Page 5


the terms of the original engagement may be incorporated by reference in one or more separate agreements. The provisions of Paragraph 3 herein shall apply to the original engagement, any such additional engagement, any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of RP Financial's engagement(s). This agreement constitutes the entire understanding of the Bank and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the laws of the Commonwealth of Virginia. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

         The Bank and RP Financial are not affiliated, and neither the Bank nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

                              * * * * * * * * * * *

         Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the initial retainer fee of $5,000.

                                            Sincerely,

                                            /s/ William E. Pommerening

                                            William E. Pommerening
                                            Chief Executive Officer and
                                              Managing Director



Agreed To and Accepted By:  Stephen M. Oksas /s/ Stephen M. Oksas
                                             -----------------------------------
                            President and Chief Executive Officer

Upon Authorization by the Board of Directors For: Mutual Federal Bancorp, MHC,
                                                  Mutual Holding Company for
                                                  Mutual Federal Savings & Loan
                                                  Association of Chicago,
                                                  Illinois


Date Executed:  July 17, 2005
                -------------------------